PFSweb Announces Timing Update for Late Form 10-Q Filings, Reiterates Previously Stated Outlook for PFS Business

Allen, TX – November 9, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is providing an update on the timing of the delayed filing of its Form 10-Q for the period ended June 30, 2021 (the “June 10-Q”), as well as expected timing for its Form 10-Q for the period ended September 30, 2021 (the “September 10-Q”) due November 9, 2021. The June 10-Q filing has been delayed and the September 10-Q will be delayed due to additional time and work needed to meet the SEC reporting and accounting requirements for its LiveArea divestiture, completed August 25, 2021, as a discontinued operation and other related financial reporting requirements associated with such divestiture, including, but not limited to, segmentation of previously commingled business entities, tax analysis for all geographies, and analysis of transaction accounting treatment.

PFSweb recognizes the importance to its investors and other stakeholders to become compliant with its SEC reporting obligations as soon as possible, and the company continues to work diligently to complete its SEC reporting and accounting obligations.

PFSweb has been in communications with the NASDAQ Stock Market, and on November 9, 2021 received a notice from NASDAQ notifying the company that, because its September 2021 Form 10-Q has not been filed with the Securities and Exchange Commission (“SEC”) by the required due date of November 9, 2021, the company therefore continues to not be in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) and must submit an updated plan to regain compliance with respect to both its delinquent SEC filings. The notice received from NASDAQ has no immediate effect on the listing or trading of the company's shares. Today, the company submitted to NASDAQ its updated plan to regain compliance. If NASDAQ accepts the company's plan, then NASDAQ may grant the company up to 180 days from the June 2021 10-Q due date, or February 7, 2022, to file both the June 2021 Form 10-Q and September 2021 10-Q. The company currently expects to file both 10-Qs in advance of February 7, 2022.

PFSweb is reiterating its previously stated 2021 service fee revenue growth target for the PFS business. The company still expects the PFS business to generate 5% to 10% service fee revenue growth in 2021 compared to 2020. As a percentage of service fee revenue, PFS’s pro forma standalone full year 2021 adjusted EBITDA margin is expected to be within the range of 8% to 10%.

As announced on July 6, 2021, the company has engaged Raymond James to lead the exploration of a full range of strategic alternatives for PFS. This exploration process remains underway. PFSweb has not established a timeline for completion of this strategic review process, and the company does not intend to comment further regarding the review process unless or until a specific transaction materializes, the review process is concluded, or it has otherwise determined that further disclosure is appropriate or required by law. The company provides no assurance that the strategic review process will result in any transaction.

Forward-Looking Statements
The matters discussed herein includes forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future. The company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 and any subsequent amendments or quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the company and the Risk Factors described therein. The Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Non-GAAP Financial Measures
This news release contains a non-GAAP measurement, specifically including the percentage estimated pro forma standalone adjusted EBITDA for the PFS segment as compared to PFS’s service fee revenue.

Adjusted EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization and also eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs). The PFS pro forma standalone Adjusted EBITDA further eliminates on a pro forma basis the estimated costs that would be eliminated if the PFS segment operated on a standalone basis without certain corporate overhead and public company costs.

PFS believes this non-GAAP measure provides useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com